As filed with the Securities and Exchange Commission on April 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-0648577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38/39 Fitzwilliam Square

Dublin 2, D02 NX53, Ireland

(Address, including zip code, of Principal Executive Offices)

Amended and Restated Seagate Technology public limited company 2012 Equity Incentive Plan

(Full title of the plan)

William D. Mosley

Chief Executive Officer and Director

Seagate Technology plc

47488 Kato Rd

Fremont, CA 94538

(408) 658-1000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Katherine E. Schuelke, Senior Vice President, Chief Legal Officer and Corporate Secretary Seagate Technology plc 47488 Kato Rd Fremont, CA 94538 (408) 658-1000	Lisa L. Stimmell Wilson Sonsini Goodrich & Rosati Professional Company 650 Page Mill Rd Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☐

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Amended and Restated Seagate Technology public limited company 2012 Equity Incentive Plan, ordinary shares, par value $0.00001 per share	12,100,000	$48.09	$581,889,000.00	$75,529.20
Total	12,100,000	$48.09	$581,889,000.00	$75,529.20

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover the additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)

This Registration Statement registers the issuance of 12,100,000 ordinary shares, par value $0.00001 per share (“Ordinary Shares”) of Seagate Technology public limited company (the “Registrant”). Such number of shares became available for issuance in the Amended and Restated Seagate Technology public limited company 2012 Equity Incentive Plan (“2012 Plan”) upon the adoption by the shareholders of the Registrant of an amendment and restatement of the 2012 Plan on October 29, 2019.

(3)

Estimated solely for the purposes of this offering under Rule 457(c) and (h) under the Securities Act, on the basis of $48.09, the average of the reported high and low price per share of the Registrant’s Ordinary Shares, as reported on the NASDAQ Global Select Market on April 24, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Seagate Technology plc, a public company limited by shares incorporated in Ireland (the “Registrant”), relating to its ordinary shares, par value $0.00001 per share (the “Ordinary Shares”), issuable to eligible directors, employees and consultants of the Registrant and its affiliates under the Amended and Restated Seagate Technology public limited company 2012 Equity Incentive Plan (the “2012 Plan”). The 2012 Plan has been amended and restated to reserve an aggregate of 71,600,000 Ordinary Shares plus 12,549,079 Ordinary Shares remaining available for grant under a predecessor plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this Registration Statement, which means that information included in those documents is considered part of this Registration Statement. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)

our latest annual report on Form  10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains audited financial statements for our latest fiscal year ended June 28, 2019, as filed with the SEC on August 2, 2019;

(b)

our quarterly report on Form  10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains unaudited financial statements for the fiscal quarter ended October 4, 2019, as filed with the SEC on November 1, 2019;

(c)

our quarterly report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains unaudited financial statements for the fiscal quarter ended January 3, 2020 as filed with the SEC on February 5, 2020;

(d)

our quarterly report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains unaudited financial statements for the fiscal quarter ended April 3, 2020 as filed with the SEC on April 30, 2020;

(d)

our current reports on Form 8-K filed with the SEC on September  4, 2019, September  19, 2019, November  4, 2019 and April 22, 2020 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules);

(e)

all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 28, 2019 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(f)

the description of our Ordinary Shares contained in our Registration Statement on Form  8-A filed with the SEC on December 6, 2002, as amended by Form 8-K12B and Form 8-K12B/A, filed with the SEC on July 6, 2010 and July 9, 2010, respectively.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The constitution of the Registrant (the “Constitution”) provides for the indemnification of its officers, directors and company secretary. Specifically, under the indemnification provisions, the Registrant will indemnify its officers, directors and company secretary to the fullest extent permitted by law against liabilities that are incurred by the officers, directors and company secretary while executing the duties of their respective offices. Under the Constitution, the Registrant’s officers, directors and company secretary, however, will not be entitled to the indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith. In addition, the Irish Companies Act 2014 (as amended) prescribes that this indemnity only permits a company to pay the costs or discharge the liability of a director or the company secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to officers who are not directors nor the company secretary of the Registrant. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its constitution or any contract between the director or company secretary and such company.

One of the Registrant’s subsidiaries has entered into a deed of indemnity as to each of the Registrant’s directors, company secretary and certain of its officers (as may be determined by the board of directors of the Registrant from time to time).

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Constitution of Seagate Technology plc (the “Registrant”), as amended and restated by special resolution October 19, 2016 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K (file no. 001-31560) filed with the SEC on October 24, 2016).

4.3	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s annual report on Form 10-K (file no. 001-31560) for the fiscal year ended July 2, 2010, as filed with the SEC on August 20, 2010).

5.1	Opinion of Arthur Cox, Irish counsel to the Company as to the legality of the registered shares.

23.1	Consent of Arthur Cox, Irish counsel to the Company (included as part of Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature pages to this Registration Statement).

99.1	Amended and Restated Seagate Technology public limited company 2012 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Report on Form 8-K (file no. 001-31560), filed with the SEC on November 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 30th day of April, 2020.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

/s/ William D. Mosley
William D. Mosley, Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Mosley, Gianluca Romano, and Katherine E. Schuelke, and each of them, as her/his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-8; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Mosley (William D. Mosley)	Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	April 30, 2020

/s/ Gianluca Romano (Gianluca Romano)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2020

/s/ Stephen J, Luczo (Stephen J. Luczo)	Chair of the Board	April 30, 2020

/s/ Mark W. Adams (Mark W. Adams)	Director	April 30, 2020

/s/ Judy Bruner (Judy Bruner)	Director	April 30, 2020

/s/ Michael R. Cannon (Michael R. Cannon)	Director	April 30, 2020

/s/ William T. Coleman III (William T. Coleman III)	Director	April 30, 2020

/s/ Jay L. Geldmacher (Jay L. Geldmacher)	Director	April 30, 2020

/s/ Dylan Haggart (Dylan Haggart)	Director	April 30, 2020

/s/ Stephanie Tilenius (Stephanie Tilenius)	Director	April 30, 2020

/s/ Edward J. Zander (Edward J. Zander)	Director	April 30, 2020